Harbor Custom Development, Inc. Reports Fourth Quarter and Full Year 2022 Results

TACOMA, Wash., March 31, 2023, (GLOBENEWSWIRE) -- Harbor Custom Development, Inc. (Nasdaq: HCDI, HCDIP, HCDIW, HCDIZ) (“Harbor,” “Harbor Custom Homes®,” or the “Company”), an innovative real estate company involved in all aspects of the land development cycle, today announced its financial results for the fourth quarter and full year ended December 31, 2022.

Fourth Quarter 2022 Financial Highlights Compared to Fourth Quarter 2021
•Sales of $4.8 million compared to $26.3 million
•Gross loss of $(5.0) million compared to gross profit of $10.9 million
•Gross margin loss of (104.5)% compared to gross margin of 41.2%
•Net loss of $(10.6) million compared to net income of $5.6 million
•Basic loss per share of $(17.47) compared to basic earnings per share of $5.14
•EBITDA loss of $(11.9) million compared to EBITDA of $8.0 million
•Adjusted EBITDA loss of $(8.5) million compared to Adjusted EBITDA of $8.3 million

Full Year 2022 Financial Highlights Compared to Full Year 2021
•Sales of $55.4 million compared to $72.4 million
•Gross loss of $(0.5) million compared to gross profit of $21.9 million
•Gross margin loss of (0.8)% compared to gross margin of 30.3%
•Net loss of $(16.9) million compared to net income of $8.9 million
•Basic loss per share of $(35.29) compared to basic earnings per share of $8.56
•EBITDA loss of $(16.5) million compared to EBITDA of $14.2 million
•Adjusted EBITDA loss of $(12.5) million compared to Adjusted EBITDA of $14.9 million

Harbor Custom Development’s President and CEO, Sterling Griffin, stated, “Our fourth quarter and full-year 2022 results came in below internal expectations. Challenges in the market environment include supply chain disruption contributing to delays in the construction of multi-family projects, rising interest rates, and overall decreased buyer demand. Despite these challenges, we made strategic progress transitioning focus towards our multi-family projects to help offset the impact of the fastest interest rate increase cycle since the 1980s. We also enacted significant cost control measures which better positions us to navigate near-term uncertainty.”

Mr. Griffin continued, “As we look ahead, we remain confident in our diversified portfolio and will continue to manage our business for long-term success. As we near completion of construction and continue to make progress with the rent up of our first wave of multi-family projects, we believe 2023 will be a new chapter for Harbor Custom Development. We continue to execute on our multi-family strategy and believe the actions we took in the fourth quarter will enable us to improve our operating results and drive further value for our shareholders.”

Results for the Fourth Quarter 2022

Sales for the fourth quarter 2022 decreased by (81.8)% to $4.8 million, compared to sales of $26.3 million for the fourth quarter 2021. This decrease was due to decreases in sales of developed lots of $18.6 million, fee build revenue of $1.3 million, entitled land sales of $0.9 million, and home sales of $0.8 million. The decrease in developed lots sales was mainly due to large prior year sales in Blaine, Washington, and Horseshoe Bay, Texas that did not recur in the fourth quarter 2022.

Gross profit (loss) for the fourth quarter 2022 decreased to $(5.0) million compared to $10.9 million for the fourth quarter 2021. Gross margin for the fourth quarter 2022 decreased to (104.5)% compared to 41.2% for the fourth quarter 2021. The $(15.9) million decrease in gross profit and (145.7)% decrease in gross margin were primarily due to the non-recurrence of higher margin developed lots sales in 2022, $2.4 million of impairment loss from the Pacific Ridge multi-family project that was recorded in the fourth quarter 2022, $1.2 million of impairment loss from the Winding Lane developed lots in the fourth quarter 2022, and $1.3 million of additional cost overruns from fee builds that were incurred in the fourth quarter 2022. The developed lots sales in the fourth quarter 2021 provided $10.7 million in gross profit at a gross margin of 56.2% that did not recur in the fourth quarter 2022.

Operating expenses for the fourth quarter 2022 were $4.2 million compared to $3.5 million for the fourth quarter 2021. The $0.7 million increase in operating expenses was primarily due to 1.2 million of bad debt expense related to a note receivable from the sale of Horizon Tract Q land in March 2022 and $0.4 million for compensation related costs, including payroll and benefits. Increases in marketing and advertising of $0.1 million and depreciation expense of $0.1 million also contributed to the increases in operating expenses. These increases were partially offset by declines of $0.3 million insurance expense, $0.3 million professional fees, $0.2 million banking and loan fees, $0.2 million right of use expense, and $0.1 million of investor relations expense. Operating expenses as a percentage of sales for the fourth quarter 2022 were 88.0% compared to 13.3% for the fourth quarter 2021. The increase in operating expenses as a percentage of sales was primarily due to significantly lower sales in the fourth quarter 2022 as compared to the fourth quarter 2021.

Other expense for the fourth quarter 2022 was $(3.9) million compared to other income of $0.1 million for the fourth quarter 2021. The increase in other expense was primarily due to a $3.3 million loss incurred from selling a significant portion of Harbor’s machinery and equipment which was primarily used for fee build projects and quarry operations since these projects are nearing completion and the use of the quarry is wrapping up.

For the fourth quarter 2022, net loss was $(10.6) million compared to net income of $5.6 million for the fourth quarter 2021. Net loss attributable to common stockholders for the fourth quarter 2022 was $(12.5) million or $(17.47) basic loss per share compared to net income of $3.7 million, or $5.14 basic earnings per share for the fourth quarter 2021.

EBITDA for the fourth quarter 2022 decreased from $8.0 million in the fourth quarter 2021 to a loss of $(11.9) million for the fourth quarter 2022. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the fourth quarter 2022 decreased to a loss of $(8.5) million compared to Adjusted EBITDA of $8.3 million for the fourth quarter 2021. For the fourth quarter 2022, Adjusted EBITDA loss as a percentage of sales was (177.7)% compared to 31.5% Adjusted EBITDA as a percentage of sales for the fourth quarter 2021.

Based on the fourth quarter financial results, the Company failed to meet two financial covenants of the Loan Agreement (the “Loan”) with BankUnited, N.A. (the “Lender”) as related to the minimum interest coverage ratio and consolidated liquidity. On February 23, 2023, the Company entered into an Amendment to Loan Agreement (“Amendment”) with the Lender whereby the Lender agreed to waive its right to accelerate and declare all of the debt immediately due and owing, based upon the previously disclosed non-compliance with financial covenants resulting in technical default under the loan agreement. Further, the Lender waived the requirement that Harbor comply with certain financial covenants through the maturity of the debt. These concessions were made as a result of Harbor granting the Lender second mortgage positions for certain properties we own, as well as transferring to the Lender membership certificates pledging certain properties as collateral and perfecting the Lender’s security interest in the pledged LLCs. Additionally, the Company agreed to make principal reduction payments, including paying the Lender $0.6 million on the 20th of every month, which otherwise would have been paid to preferred shareholders as a dividend on preferred stock and 25% of all net cash proceeds from asset sales, public offerings of any class of stock or debt, private equity recaptures, or any capital raise, and will not repurchase any of its outstanding securities. The Company also agreed that it will not close on any new projects without the Lender's express written consent; however, the Company may continue to tie up property through the signing of Purchase and Sale agreements and earnest money deposits, and conduct due diligence in its ordinary fashion in order to continue to build up its future pipeline. The aforementioned payments will continue until the earlier of March 7, 2024, or until the Loan has been paid in full. For further information, refer to the Current Report on Form 8-K filed with the SEC on February 24, 2023.

Results for the Full Year Ended December 31, 2022

Sales for the full year of 2022 decreased by (23.4)% to $55.4 million, compared to sales of $72.4 million for the full year of 2021. This decrease was primarily due to decreases in sales of developed lots of $17.3 million and sales of entitled land of $12.7 million, partially offset by increases in home sales of $11.0 million and fee build of $2.3 million. The decreases in developed lots and entitled land sales were mainly due to large prior year sales in Blaine, Belfair, and Bremerton, Washington, and Horseshoe Bay, Texas, that did not recur in 2022. The 2022 home sales largely increased due to continued expansion into a new geographic location in Texas, where homes sold at a higher sales price.

Gross profit (loss) for the full year of 2022 decreased to $(0.5) million compared to $21.9 million for the full year of 2021. Gross margin loss for the full year of 2022 was (0.8)% compared to gross margin of 30.3% for the full year of 2021. The $(22.4) million decrease in gross profit was primarily due to decreases in developed lots gross profit of $11.2 million, fee build gross profit of $5.3 million, entitled land gross profit of $5.1 million, and multi-family gross profit of $2.4 million, partially offset by an increase in home sales gross profit of $2.2 million. The (31.1)% decrease in gross margin was primarily driven by a (43.8)% decline in developed lots gross profit, including a $1.2 million impairment loss related to the Winding Lane property, a $4.5 million gross loss due to cost overruns with fee build projects, and a $2.4 million impairment loss incurred on the Pacific Ridge apartment project. These gross margin declines were partially offset by gross margin increases from homes and entitled land sales.

Operating expenses for the full year of 2022 were $16.2 million compared to $11.2 million for the full year of 2021. This $5.0 million increase in operating expenses is primarily attributable to the investment made in Harbor’s public company infrastructure and to support future growth plans, bad debt expense associated with the Horizon Tract Q note receivable and Winding Lane note and interest receivable, and pre-acquisition diligence costs associated with the Westry Village project that was canceled. Payroll and benefits related costs, bad debt expenses, and project cancellation costs were the largest contributors to the increase in operating expenses of $1.6 million, $2.1 million, and $0.5 million, respectively. Other less significant increases include a $0.1 million right of use expense for a new corporate office, $0.3 million depreciation expense, $0.3 million marketing and advertising, and $0.3 million professional fees. These increases were partially offset by decreases in banking and loan fees of $0.2 million, $0.1 million of insurance, and $0.1 million of brokerage fees. Operating expenses as a percentage of sales for the full year of 2022 were 29.3% compared to 15.4% for the full year of 2021. The increase in operating expenses as a percentage of sales is primarily due to the increase in operating expenses as described above and lower sales for the full year 2022 compared to the full year 2021.

Other expense for the full year of 2022 was $(4.7) million compared to $(0.2) million for the full year of 2021. The increase in other expense was primarily due to a loss incurred from selling a significant portion of Harbor’s machinery and equipment primarily used in its fee build operations, as noted above. The increase was also attributable to $1.6 million of interest expense from the revolving line of credit, partly offset by $0.5 million of interest income from notes receivables.

For the full year of 2022, net loss was $(16.9) million compared to net income of $8.9 million for the full year of 2021. Net loss attributable to common stockholders for the full year of 2022 was $(24.7) million or $(35.29) basic loss per share compared to net income of $6.1 million or $8.56 basic earnings per share for the full year of 2021.

EBITDA for the full year of 2022 decreased (216.2)% to a loss of $(16.5) million compared to EBITDA of $14.2 million for the full year of 2021. Adjusted EBITDA, which excludes the impact of stock compensation and other non-recurring costs, for the full year of 2022 decreased by (183.8)% to a loss of $(12.5) million compared to Adjusted EBITDA of $14.9 million for the full year of 2021. For the full year of 2022, Adjusted EBITDA loss as a percentage of sales was (22.5)% compared to 20.6% Adjusted EBITDA as a percentage of sales for the full year of 2021.

Financial Results Conference Call Details

Harbor will host a conference call on Friday, March 31, 2023, at 9:30 a.m. PT (12:30 p.m. ET) to elaborate on the fourth quarter and full year results. The public may access the conference call through an audio webcast available at https://investors.harborcustomdev.com/events, or by telephone at 1-877-407-0789 (for international callers, dial 1-201-689-8562), and refer to

“Harbor” or conference ID: 13737541. A replay of the conference call will be available for two weeks at 1-844-512-2921 (for international callers, dial 1-412-317-6671) using the replay PIN: 13737541.

About Harbor Custom Development, Inc.

Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle including land acquisition, entitlements, construction of project infrastructure, home and apartment building, marketing, and sales of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas and Punta Gorda, Florida. As a land developer and builder of apartments, and single-family luxury homes, Harbor Custom Development's business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20- to 60-minute commute of the nation's fastest-growing metro employment corridors. For more information on Harbor Custom Development, Inc., please visit www.harborcustomdev.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements relate to, but are not limited to, expectations of future operating results and financial performance, including GAAP and non-GAAP guidance, the calculation of certain of our key financial and operating metrics, and expectations regarding sales of inventory, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” anticipate,” “believe,” “estimate, “predict,” “target,” “project,” “intend,” “potential,” “would,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology that concerns our expectations, strategy, priorities, plans, or intentions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. These forward-looking statements are subject to various risks and uncertainties, including without limitation, changes in the real estate industry such as increases in mortgage interest rates which could dampen residential home purchases, and those risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. Thus, actual results could be materially different. This document includes statements of summarized financial projections. There will be differences between the projected and actual results because events and circumstances frequently do not occur as expected and those differences may be material. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events, or otherwise, except as required by law.

Use of Non-GAAP Financial Measures

This press release and the financial information contained herein include EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin, which are financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (GAAP), and are therefore referred to as non-GAAP financial measures. We have provided definitions for these non-GAAP financial measures and tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our business, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and board of directors also use these non-GAAP measures as supplemental measures to evaluate our business and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Investor Relations
Hanover International
IR@harborcustomdev.com 866-744-0974

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021

ASSETS
Cash	$9,665,300	$25,629,200
Restricted Cash	597,600	597,600
Accounts Receivable, net	1,707,000	1,113,500
Contract Assets	—	2,167,200
Note Receivable, net	4,525,300	2,000,000
Prepaid Expense and Other Assets	5,318,100	2,778,100
Real Estate	205,478,200	122,136,100
Property and Equipment, net	2,289,500	9,199,700
Right of Use Assets	1,926,100	3,429,700
Deferred Tax Asset	4,659,300	649,000
TOTAL ASSETS	$236,166,400	$169,700,100

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts Payable and Accrued Expenses	$14,090,700	$10,662,800
Dividends Payable	634,700	670,900
Contract Liabilities	497,400	—
Deferred Revenue	52,000	44,800
Note Payable D&O Insurance	378,500	903,800
Revolving Line of Credit Loan, net of Unamortized Debt Discount of $0.6 million and $0 respectively	24,359,700	—
Equipment Loans	2,057,100	5,268,500
Finance Leases	154,500	543,400
Construction Loans, net of Unamortized Debt Discount of $1.9 million and $4.4 million respectively	107,483,700	34,957,100
Construction Loans - Related Party, net of Unamortized Debt Discount of $0.1 million and $1.1 million respectively	8,122,800	13,426,600
Right of Use Liabilities	2,779,400	3,484,400
TOTAL LIABILITIES	160,610,500	69,962,300

STOCKHOLDERS’ EQUITY
Preferred Stock, no par value per share, 10,000,000 shares authorized and 3,799,799 issued and outstanding at December 31, 2022 and 4,016,955 issued and outstanding at December 31, 2021	62,912,100	66,507,500
Common Stock, no par value per share, 50,000,000 shares authorized and 718,835 issued and outstanding at December 31, 2022 and 657,767 issued and outstanding at December 31, 2021	35,704,700	32,122,700
Additional Paid In Capital	1,266,300	752,700
Retained Earnings (Accumulated Deficit)	(24,327,200)	1,646,500
Stockholders’ Equity	75,555,900	101,029,400
Non-Controlling Interest	—	(1,291,600)
TOTAL STOCKHOLDERS’ EQUITY	75,555,900	99,737,800

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$236,166,400	$169,700,100

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021

Sales	$4,798,300	$26,335,600	$55,414,300	$72,352,700

Cost of Sales	9,811,400	15,481,100	55,866,800	50,419,400

Gross Profit (Loss)	(5,013,100)	10,854,500	(452,500)	21,933,300

Operating Expenses	4,220,500	3,511,900	16,237,700	11,151,600

Operating Income (Loss)	(9,233,600)	7,342,600	(16,690,200)	10,781,700

Other Income (Expense)
Interest Expense	(713,200)	—	(1,760,000)	(249,300)
Interest Income	86,700	49,100	465,600	—
Loss on Sale of Equipment	(3,315,700)	—	(3,433,800)	(35,900)
Other Income	11,800	3,500	38,000	127,200
Total Other Expense	(3,930,400)	52,600	(4,690,200)	(158,000)

Income (Loss) Before Income Tax	(13,164,000)	7,395,200	(21,380,400)	10,623,700

Income Tax Expense (Benefit)	(2,520,400)	1,766,900	(4,458,200)	1,766,900

Net Income (Loss)	$(10,643,600)	$5,628,300	$(16,922,200)	$8,856,800

Net Loss Attributable to Non-controlling interests	—	—	(500)	(1,700)
Preferred Dividends	(1,903,700)	(1,953,400)	(7,759,900)	(2,724,900)

Net Income (Loss) Attributable to Common Stockholders	$(12,547,300)	$3,674,900	$(24,681,600)	$6,133,600

Earnings (Loss) Per Share - Basic	$(17.47)	$5.14	$(35.29)	$8.56
Earnings (Loss) Per Share - Diluted	$(17.47)	$3.22	$(35.29)	$8.13

Weighted Average Common Shares Outstanding - Basic	718,322	714,850	699,490	716,837
Weighted Average Common Shares Outstanding - Diluted	718,322	1,749,428	699,490	1,089,678

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	December 31, 2022	December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(16,922,200)	$8,856,800
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation	1,407,400	1,084,200
Amortization of right of use assets	542,800	387,900
Loss on sale of equipment	3,433,800	35,900
Provision for loss on contract	159,100	—
Impairment loss on real estate	3,602,600	—
Impairment loss on note receivable	1,200,000	—
Stock compensation	515,500	499,900
Forgiveness on PPP loan	—	(10,000)
Amortization of revolver issuance costs	457,400	—
Net change in assets and liabilities:
Accounts receivable	(593,500)	(1,035,300)
Contract assets	2,167,200	(2,167,200)
Notes receivable	(3,725,300)	(2,000,000)
Prepaid expenses and other assets	(1,499,900)	290,300
Real estate	(84,637,700)	(98,527,500)
Deferred tax asset	(4,010,300)	(649,000)
Accounts payable and accrued expenses	3,428,100	7,962,800
Contract liabilities	338,300	—
Deferred revenue	7,200	(851,500)
Payments on right of use liability, net of incentives	255,800	(301,100)
NET CASH USED IN OPERATING ACTIVITIES	$(93,873,700)	$(86,423,800)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	$(2,646,400)	$(745,600)
Proceeds on the sale of equipment	5,113,300	69,500
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	$2,466,900	$(676,100)

CASH FLOWS FROM FINANCING ACTIVITIES
Construction loans	$89,559,300	$53,366,600
Payments on construction loans	(17,115,900)	(24,069,200)
Financing fees construction loans	(2,470,200)	(5,574,900)
Related party construction loans	8,669,900	19,789,600
Payments on related party construction loans	(14,071,800)	(11,793,800)
Financing fees related party construction loans	(105,400)	(1,982,900)
Revolving line of credit loan, net of payments	25,000,000	—
Financing fees revolving line of credit loan	(1,097,700)	—
Payments on note payable D&O insurance	(1,115,500)	(1,247,700)
Payments on equipment loans	(3,894,200)	(1,893,700)
Payments on financing leases	(104,100)	(356,900)
Payments on PPP loan	—	(9,300)
Net proceeds from issuance of common stock	—	25,101,000
Net proceeds from issuance of preferred stock	—	66,572,300
Preferred dividends	(7,796,100)	(2,054,000)
Repurchase of common stock	(437,700)	(5,000,000)
Proceeds from exercise of stock options	8,600	18,000
Proceeds from exercise of warrants	413,700	—
Deferred offering costs	—	65,100
NET CASH PROVIDED BY FINANCING ACTIVITIES	$75,442,900	$110,930,200

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	(15,963,900)	23,830,300

CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	26,226,800	2,396,500

CASH AND RESTRICTED CASH AT END OF YEAR	$10,262,900	$26,226,800

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES
D/B/A HARBOR CUSTOM HOMES
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (Unaudited)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2022	2021	2022	2021

Net Income (Loss)	$(10,643,600)	$5,628,300	$(16,922,200)	$8,856,800

Interest Expense - Cost of Sales	171,700	358,100	1,730,100	2,224,900
Interest Expense (Income) - Other	713,200	(49,100)	1,760,000	249,300
Tax Expense (Benefit)	(2,520,400)	1,766,900	(4,458,200)	1,766,900
Depreciation	385,100	300,600	1,407,400	1,084,200
Amortization	2,400	—	8,200	—
EBITDA	$(11,891,600)	$8,004,800	$(16,474,700)	$14,182,100

Stock compensation	41,700	83,800	515,500	499,900
Other non-recurring costs	3,322,800	197,100	3,483,000	207,500
Total add backs	3,364,500	280,900	3,998,500	707,400
Adjusted EBITDA	$(8,527,100)	$8,285,700	$(12,476,200)	$14,889,500

EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization.

Adjusted EBITDA is defined as consolidated net income (loss) before interest, taxes, depreciation, and amortization, equity-based compensation expense and other non-recurring costs, which are primarily related to restructuring costs, that are deemed to be transitional in nature or not related to the Company’s core operations.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of sales.